Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-194768) and Form S-8 (File No. 333-197283) filed with the Securities and Exchange Commission, of our report dated March 16, 2017, relating to the consolidated financial statements of Actinium Pharmaceuticals, Inc. as of December 31, 2016 and 2015 and for each of the three years ended December 31, 2016 and relating to the internal controls over financial reporting for the year ended December 31, 2016, appearing in this Annual Report on Form 10-K of Actinium Pharmaceuticals, Inc.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

March 16, 2017